Exhibit 1

STOCK AND NOTE PURCHASE AGREEMENT

THIS STOCK AND NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of August 28, 2015 (the “Effective Date”), is entered into by and among Mead Park Capital Partners LLC, a Delaware limited liability company located at 70 East 55th Street, 21st Floor, New York, New York 10022 (the “Seller”), The Betsy Zubrow Cohen IRA (the “B. Cohen IRA”), The Edward E. Cohen IRA (the “E. Cohen IRA”), for purposes of Sections 6 and 7 of this Agreement only, Institutional Financial Markets, Inc., a Maryland corporation with its principal executive offices at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104 (the “Company”), and, for purposes of Section 8 of this Agreement only, Mead Park Holdings LP, a Delaware limited partnership located at 70 East 55th Street, 21st Floor, New York, New York 10022 (“Mead Park”). Each of the B. Cohen IRA and the E. Cohen IRA may be referred to herein, individually, as a “Buyer” and, together, as the “Buyers.”

RECITALS:

WHEREAS, Seller owns 1,949,167 shares (the “Seller Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”);

WHEREAS, Seller is the holder of (i) that certain Convertible Senior Promissory Note, dated September 25, 2013, issued by the Company to Seller in the principal amount of $2,923,755 (“Note A”); (ii) that certain Convertible Senior Promissory Note, dated September 25, 2013, issued by the Company to Seller in the principal amount of $1,461,873 (“Note B” and, together with Note A, the “Transferred Notes”); and (iii) that certain Convertible Senior Promissory Note, dated September 25, 2013, issued by the Company to Seller in the principal amount of $1,461,873;

WHEREAS, Seller wishes to sell to the B. Cohen IRA, and the B. Cohen IRA wishes to purchase from Seller, 500,000 of the Seller Shares (the “B. Cohen IRA Transferred Shares”), subject to the terms and conditions set forth herein; and

WHEREAS, Seller wishes to sell to the E. Cohen IRA, and the E. Cohen IRA wishes to purchase from Seller, (i) the Transferred Notes, and (ii) 961,876 of the Seller Shares (the “E. Cohen IRA Transferred Shares,” and, together with the B. Cohen IRA Transferred Shares, the “Transferred Shares”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Purchase and Sale.

(a) Subject to the terms and conditions set forth herein, on the Effective Date, Seller shall sell, transfer and assign to the B. Cohen IRA, and the B. Cohen IRA shall purchase from Seller, all of Seller’s right, title and interest in and to the B. Cohen IRA

Transferred Shares. The purchase price for the B. Cohen IRA Transferred Shares shall be $1.33 per share, for an aggregate purchase price of $665,000 for the B. Cohen IRA Transferred Shares (the “B. Cohen IRA Purchase Price”).

(b) Subject to the terms and conditions set forth herein, on the Effective Date, Seller shall sell, transfer and assign to the E. Cohen IRA, and the E. Cohen IRA shall purchase from Seller, all of Seller’s right, title and interest in and to (i) the Transferred Notes, and (ii) the E. Cohen IRA Transferred Shares. The purchase price for the E. Cohen IRA Transferred Shares shall be $1.33 per share, for an aggregate purchase price of $1,279,295.08 for the E. Cohen IRA Transferred Shares (the “E. Cohen IRA Transferred Share Purchase Price”). The purchase price for Note A shall be $3,614,535.51, and the purchase price for Note B shall be $1,807,262.19 (such purchase prices for the Transferred Notes, together with the E. Cohen IRA Transferred Share Purchase Price, the “E. Cohen IRA Purchase Price”).

2. Deliverables. On the Effective Date:

(a) Seller shall deliver to the Company the Transferred Notes and all appropriate instruments of transfer, duly executed in blank, necessary to transfer the Transferred Notes from Seller to the E. Cohen IRA free and clear of all Encumbrances (as defined herein).

(b) Seller shall deliver to Computershare Inc., as transfer agent for the Company, all appropriate stock powers or other instruments of transfer, duly executed in blank, necessary to transfer the B. Cohen IRA Transferred Shares from Seller to the B. Cohen IRA and the E. Cohen IRA Transferred Shares from Seller to the E. Cohen IRA, in each case, free and clear of all Encumbrances.

(c) The B. Cohen IRA shall deliver to Seller the B. Cohen IRA Purchase Price by wire transfer of immediately available funds to the account that has been designated in writing by Seller to the B. Cohen IRA.

(d) The E. Cohen IRA shall deliver to Seller the E. Cohen IRA Purchase Price by wire transfer of immediately available funds to the account that has been designated in writing by Seller to the E. Cohen IRA.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to the Buyers as follows:

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Seller has obtained all necessary limited liability company approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due execution and delivery by the Buyers) constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidity or similar laws relating to or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

(c) The Transferred Notes and the Transferred Shares (collectively, the “Securities”) are fully paid and non-assessable, and are owned of record and beneficially solely by Seller, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”).

(d) The execution, delivery and performance by Seller of this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance on the Securities pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Seller is a party or is subject or by which the Securities are bound.

(e) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f) Seller, either alone or together with its representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of such transactions.

(g) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

4. Representation and Warranties of the Buyers. Each Buyer hereby represents and warrants to Seller as follows:

(a) This Agreement has been duly executed and delivered by such Buyer and (assuming due authorization, execution and delivery by Seller and the other Buyer) this Agreement constitutes a legal, valid and binding obligation of such Buyer enforceable against such Buyer in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidity or similar laws relating to or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

(b) No governmental, administrative or other third party consents or approvals are required by or with respect to such Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of such Buyer, threatened against or by such Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(d) Such Buyer, either alone or together with its representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of such transactions.

(e) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Buyer.

5. Independent Analysis. Each of the B. Cohen IRA, the E. Cohen IRA and Seller acknowledges that such party understands the transactions contemplated by this Agreement and that such party has had the opportunity to review this Agreement and the transactions contemplated hereby with such party’s own legal counsel, tax advisors and other advisors. Each of the B. Cohen IRA, the E. Cohen IRA and Seller is relying solely on such party’s own counsel and advisors and not on any statements or representations of the other party, the Company or of their respective representatives or agents for legal or other advice with respect to the transactions contemplated by this Agreement.

6. Termination of Letter Agreements Payments. In accordance with the terms and conditions of the Letter Agreements (as defined below), this Agreement serves as Seller’s written notice to the Company under each of (i) that certain letter agreement, dated November 25, 2013, by and among the Company, Seller and Jack J. DiMaio, Jr.; and (ii) that certain letter agreement, dated November 25, 2013, by and among the Company, Seller and Nasser A. Ahmad (together, the “Letter Agreements”), that the Company is hereby instructed to, as of the Effective Date, cease making any and all payments to Jack J. DiMaio, Jr. and Nasser A. Ahmad pursuant to the Letter Agreements and that, accordingly, effective as of the Effective Date, the Letter Agreements shall be of no further force or effect.

7. Consent to Transfer of the Transferred Notes. In accordance with Section 8(e) of each of the Transferred Notes, the Company hereby consents to Seller’s assignment and transfer of the Transferred Notes to the E. Cohen IRA in accordance with the terms and conditions of this Agreement.

8. No Waiver of Rights Under the MP Purchase Agreement. Each of Seller and Mead Park hereby acknowledges that no failure or delay by the Company, as of and following the Effective Date, in exercising any of its rights, powers or privileges under that certain Securities Purchase Agreement, dated May 9, 2013, by and among the Company, Seller and Mead Park (the “MP Purchase Agreement”), including, without limitation, any failure or delay by the Company in exercising its rights to cause the removal of any Qualifying Board Representative (as defined in the MP Purchase Agreement) or any successor thereof in accordance with Section 6.9(d) of the MP Purchase Agreement, shall operate as a waiver of such rights, powers or privileges nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Company under the MP Purchase Agreement.

9. Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Effective Date.

10. Further Assurances. Following the Effective Date, each of the B. Cohen IRA, the E. Cohen IRA and Seller shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

11. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

12. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement or on the books and records of the Company (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a .PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

13. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the purchase of the Securities by the Buyers from Seller, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

14. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

15. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. If any court determines that any term or other provision in this Agreement is invalid, illegal or unenforceable, it is the parties’ intention that such court shall have the power to modify this Agreement so as to effect the original intent of the parties as closely as possible to the maximum extent permitted by applicable law.

17. Governing Law; Submission to Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws that would result in the application of the laws of another jurisdiction. The parties further agree that any action between them shall be heard in New York City, New York, and expressly consent to the jurisdiction and venue of the state and federal courts sitting in New York City, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

18. Interpretation. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection or other subdivision unless expressly limited. All references to “$” shall be deemed references to United States Dollars. Titles appearing at the beginning of any section, subsection or other subdivision contained in this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly by the parties hereto, and there must not be any presumption, inference or conclusion drawn against either party by virtue of the fact that its representatives have authored this Agreement or any of its terms.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

The Betsy Zubrow Cohen IRA

By	/s/ Betsy Z. Cohen
Name:	Betsy Z. Cohen
Title:

[Signature Page to Stock and Note Purchase Agreement]

The Edward E. Cohen IRA

By	/s/ Edward E. Cohen
Name:	Edward E. Cohen
Title:

[Signature Page to Stock and Note Purchase Agreement]

Mead Park Capital Partners LLC

By:	/s/ Jack J. DiMaio, Jr.
Name:	Jack J. DiMaio, Jr.
Title:	Authorized Officer

By:	/s/ Christopher Ricciardi
Name:	Christopher Ricciardi
Title:	Authorized Officer

[Signature Page to Stock and Note Purchase Agreement]

FOR PURPOSES OF SECTIONS 6 AND 7 OF THIS AGREEMENT ONLY:

Institutional Financial Markets, Inc.

By	/s/ Joseph W. Pooler
Name:	Joseph W. Pooler
Title:	Executive Vice President and CFO and Treasurer

[Signature Page to Stock and Note Purchase Agreement]

FOR PURPOSES OF SECTION 8 OF THIS AGREEMENT ONLY:

Mead Park Holdings LP

By:	/s/ Jack J. DiMaio, Jr.
Name:	Jack J. DiMaio, Jr.
Title:	Authorized Officer

By:	/s/ Christopher Ricciardi
Name:	Christopher Ricciardi
Title:	Authorized Officer

[Signature Page to Stock and Note Purchase Agreement]